Exhibit 8.2

Troutman Pepper Hamilton Sanders LLP 875 Third Avenue New York, New York 10022 troutman.com

May 9, 2023

Partners Bancorp

2245 Northwood Drive

Salisbury, Maryland 21801

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Partners Bancorp, a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), with LINK surviving, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 22, 2023, between LINK and the Company (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4, including the proxy statement/prospectus forming a part thereof (the “S-4”), we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the S-4, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and LINK, including factual statements and representations set forth in the letters dated the date hereof from officers of the Company and LINK (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the S-4 and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the S-4 or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Partners Bancorp May 9, 2023 Page 2

Additionally, our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury issued or proposed thereunder, published rulings and administrative guidance issued by the Internal Revenue Service, and judicial decisions, each as in effect on the date hereof. Each of the aforementioned authorities is subject to change or new interpretation, possibly with retroactive effect, and any such changes or interpretations could affect the opinion provided herein.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the S-4, the discussion in the section of the Form S-4 entitled “Material U.S. Federal Income Tax Consequences of the Merger”, constitutes our opinion under current law of the material United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP